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CSK Auto Corporation                                               Exhibit 11.01
Statement of Computation of Earnings Per Share
(In thousands, except per share amounts)


                                                            Thirty-Nine Weeks
                                       Fiscal Year               Ended
                                         Ended           Oct 27,       Nov 2,
                                      ---------------    -------       ------
                                         1997            1996          1997
                                       ------------------------------------------

Net income (loss)                           $(24,659)       $6,433         $3,938
                                            --------        ------         ------
Weighted Average Number of
Common Shares                             17,105,000    17,105,000     17,105,000

Dilution of Common Stock and
Common Stock equivalents issued
within one year of the offering
using the treasury stock method            1,004,891       811,645      1,469,053
                                           ---------       -------      ---------

Number of shares used in per
share calculations                        18,109,891    17,916,645     18,574,053
                                          ----------    ----------     ----------

Earnings Per Share                            $(1.36)        $0.36          $0.21
                                              ======         =====          =====